EZCORP ANNOUNCES BOARD OF DIRECTORS CHANGES
AUSTIN, Texas (April 9, 2019) - EZCORP, Inc. (NASDAQ: EZPW) today announced a significant realignment of its Board of Directors, with the addition of six new independent directors, who will join four continuing directors, bringing the total number of directors to ten, eight of whom will be “independent” under applicable Nasdaq Stock Market rules. These changes will be effective as of the company’s Annual Meeting of Stockholders, which will be held later today.
New Independent Directors
The new independent directors include the following:

•	Shelaghmichael Brown - Former Senior Executive Vice President and Executive Officer Retail Banking, BBVA Compass

•	Jason A. Kulas - Former Chief Executive Officer, President and Executive Director, Santander Consumer USA Inc.

•	Kent V. Stone - Former Vice Chairman of Consumer Banking Sales and Support, U.S. Bancorp

•	Gary L. Tillett - Former Executive Vice President and Chief Financial Officer, Walter Investment Management Corp. (now Ditech Holding Corporation), and retired partner, PricewaterhouseCoopers

•	Robert W. K. Webb - Former Senior Vice President and Chief Human Resources Officer, Tenet Healthcare Corporation

•	Rosa C. Zeegers - Former Executive Vice President, Consumer Products and Experiences, National Geographic Partners, LLC
More detailed biographical information about each of these new directors can be found in the Current Report on Form 8-K that the company will file following the Annual Meeting.
Continuing Directors
The six new directors will join Matthew W. Appel, Lachlan P. Given (Executive Chairman), Stuart I. Grimshaw (the company’s Chief Executive Officer) and Pablo Lagos Espinosa, all of whom will continue to serve as members of the Board of Directors. Santiago Creel Miranda, Peter Cumins and Joseph L. Rotunda will retire from the Board of Directors.
In addition, Mr. Rotunda, who is currently serving as the company’s Chief Operating Officer, has informed the company that he intends to retire from that position at the end of the current fiscal year. Mr. Rotunda has had a long relationship with the company, having served as President and Chief Executive Officer from August 2000 to October 2010 and returning to serve as an executive in May 2015. Mr. Rotunda has expressed the desire and willingness to remain available to the company’s Board of Directors and management to consult on matters related to the company’s operations. The company expects to enter into an ongoing consulting agreement with Mr. Rotunda to document that arrangement.
CEO Commentary
“We are delighted to welcome all the new directors to the Board,” said Mr. Grimshaw, Chief Executive Officer. “Collectively, they bring a diversity of skills and experience that will support our current business, as well as our strategic initiatives. We are confident that their skills, substantial business experience, leadership qualities and freshness of perspective will contribute significantly to the overall effectiveness of our Board and should be instrumental in creating value for our company and our shareholders.
“Further, this reorganization represents a significant enhancement of the independence of the Board. We will have eight of ten directors who are independent under the applicable Nasdaq rules and have no prior connection or association with the company, any member of management or the controlling shareholder prior to joining the Board. We believe the presence of eight independent directors will enhance the ability of the Board to represent objectively the interests of all shareholders.”

ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
Investor_Relations@ezcorp.com
Phone: (512) 314-2220